SECURITIES AND EXCHANGE COMMISSION


                          Washington, D.C.  20549


                                  FORM 8-K

                                CURRENT REPORT


    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported)       July 15, 1994


                              TRITON ENERGY CORPORATION

                  (Exact name of registrant as specified in its charter)


          Texas                      1-7864                 75-1151855
  (State or other jurisdiction of  (Commission            (IRS Employer
       incorporation)               File Number)         Identification No.)




Registrant's telephone number, including area code  (214) 691-5200


                                N/A
        (Former name or former address, if changed since last report)



Item 5.  Other Events.



	Effective July 19, 1994, the Company's subsidiary Triton Colombia, Inc., purchased from BP Exploration Company (Colombia) Limited ("BP") and Total Exploratie En Produktie Maatschappij B.V. ("TOTAL") undivided 1% and 11% interests, respectively, in the Association Contract for Sector Rio Chitamena dated as of February 1, 1991, by and between Empresa Colombiana de Petroleos ("Ecopetrol") and TOTAL. The consideration paid was $9,800,000, the source of which was cash on hand. Additional consideration of $1,100,000 is to be paid upon fifteen days prior written demand when cumulated production reaches twenty thousand barrels of oil production, provided that such payment, if any, shall not be made before January 3, 1995. The consideration was determined by negotiations between the parties based, from the Company's point of view, on the costs invested by BP and TOTAL and the value of the rights and reserves acquired. The period of time during which the parties have secured the right to produce oil and gas from the Rio Chitamena contract area continues through 2015 or 2019 depending on contract interpretation.


	On July 19, 1994, the Company's subsidiary Triton Colombia, Inc., BP, TOTAL and Ecopetrol entered into an Integral Plan for the Unified Exploitation of the Cusiana Oil Structure in the Santiago de las Atalayas ("SDLA"), Tauramena and Rio Chitamena Association Contract Areas. Under the plan, the parties have agreed to develop the Cusiana oil structure in a technically efficient and cooperative manner during three consecutive periods of time. During the initial period, petroleum produced from the unified area will be owned by the parties according to their respective undivided interests in each contract area. The Company will have a net revenue interest of approximately 9.6% after government royalties, and will be further reduced by 0.36% pursuant to an agreement with a co-investor, subject to the Company's being reimbursed for a proportionate share of expenditures related to this area.


	During the second period, effective from the expiration date of the SDLA association contract in 2010, the interest of the Company will be redetermined based upon certain tract factors to be allocated to the SDLA, Tauramena and Rio Chitamena contract areas. The Company's interest will be calculated based on the tract factors for the latter two contract areas. The tract factors will be based upon independent determinations of the original barrels of oil equivalent of petroleum in place under the unified area covering the Cusiana oil structure, and under each contract area forming a part thereof. The interest of the Company in production from the Cusiana oil structure will be further reduced during the final period of time under the plan, effective from the termination of the second association contract to terminate, in accordance with the tract factor applied to the remaining association contract.


	Effective July 15, 1994, the Company's subsidiaries Triton Colombia, Inc., and Triton Resources Colombia, Inc., entered into revised letter agreements with the original co-investor in Colombia relating to the timing of reimbursements by the co-investor and potential adjustments to the amounts owed to it.


	 July 15, 1994, the Company's subsidiary Triton Colombia, Inc., executed a memorandum of understanding ("MOU") with Ecopetrol, BP, TOTAL, TransCanada PipeLines Colombia Limited and IPL Energy
(Colombia) Ltd., regarding the proposed formation of a joint stock company to finance and own a pipeline and port facilities to be constructed and operated for the transport of crude oil from the Cusiana and Cupiagua fields to the port of Covenas.
Triton's equity participation under this agreement would be approximately 9.6%. Formation of the joint stock company is subject to numerous conditions, including negotiation and execution of definitive agreements and board approvals.


	On July, 1994, the Export-Import Bank of the United States authorized a final commitment for a comprehensive guarantee of approximately $35 million for certain financing related to Triton's interest in initial field development of its Cusiana project in Colombia. The guarantee covers financing of qualified expenditures for oilfield equipment and other machinery manufactured in the United States for export to the Colombian project. The effective date for coverage is retroactive for purchases made since March 3, 1993.


Item 7.  Financial Statements and Exhibits.

		Exhibit No. 			             Description

		   99.1				         Rio Chitamena Association Contract

		   99.2				         Rio Chitamena Purchase and Sale Agreement

		   99.3	 			        Integral Plan - Cusiana Oil Structure

		   99.4				         Letter Agreements with co-investor in Colombia

		   99.5				         Memorandum of Understanding

		   99.6				         Press Release dated July 27, 1994



                               SIGNATURES


	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



						                              TRITON ENERGY CORPORATION


Date:  August 1, 1994				           By:   /s/ Robert B. Holland,III
							                                  Robert B. Holland, III, Senior Vice
							                                  President and General Counsel



Exhibit 99.6



EXIMBANK APPROVES $35 MILLION GUARANTEE TO TRITON



DALLAS--July 27, 1994--Triton Energy Corporation (NYSE: OIL) today announced that the Export-Import Bank of the United States has authorized a final commitment for a comprehensive guarantee of approximately $35 million for certain financing related to Triton's interest in initial field development of its Cusiana project in Colombia. The guarantee covers expenditures for oilfield equipment and other machinery manufactured in the United States for export to the Colombian project. The effective date for coverage is retroactive for purchases made since March 3, 1993.


"Securing this guarantee is an integral part of Triton's overall plan to finance its share of the Cusiana development," said
Peter Rugg, senior vice president and chief financial officer.


The early production phase includes wells, facilities and existing pipeline upgrades to achieve initial production from the Cusiana Field. Current development plans call for gross production from the Cusiana Field to reach 90,000 barrels per day (bpd) by year-end 1994 and to reach a level of up to approximately 185,000 bpd by the beginning of 1996.


Triton holds a 12% working interest in the Cusiana and Cupiagua
Fields, which is equivalent to a 9.24% net revenue interest after royalties and other interests.


Triton Energy, based in Dallas, is an international independent oil and gas exploration and production company with oil and gas interests in numerous countries around the world.



Contacts:  W. Greg Dunlevy or Linda T. Covington (214) 691-5200